As filed with the Securities and Exchange Commission on November 18, 2020.

Registration No. 333-233438

Registration No. 333-236227

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIQUIDIA TECHNOLOGIES, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-1926605
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

419 Davis Drive, Suite 100
Morrisville, North Carolina 27560
(919) 328-4400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Neal F. Fowler
Chief Executive Officer
Liquidia Technologies, Inc.
419 Davis Drive, Suite 100
Morrisville, North Carolina 27560
(919) 328-4400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew P. Gilbert, Esq.
DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078
(973) 520-2550

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE:

TERMINATION OF REGISTRATION STATEMENTS AND DEREGISTRATION OF SECURITIES

These Post-Effective Amendments No. 1 filed by Liquidia Technologies, Inc. (the “Company”) deregister all securities that remain unsold under the following Registration Statements on Form S-3 (each a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission:

•	Registration Statement Number 333-236227 on Form S-3 filed on February 3, 2020 and declared effective on February 13, 2020, registering an aggregate of up to 7,164,534 shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) that may be offered from time to time by the selling stockholders named therein; and

•	Registration Statement Number 333-233438 on Form S-3 filed on August 23, 2019 and declared effective on September 10, 2019, registering an indeterminate number of shares of Company Common Stock, preferred stock, par value $0.001 per share, debt securities, warrants and units, having a maximum aggregate offering price of $200,000,000.00.

On November 18, 2020, pursuant to the terms and conditions of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 29, 2020, by and among the Company, RareGen, LLC, a Delaware limited liability company (“RareGen”), Gemini Merger Sub I, Inc., a Delaware corporation (“Liquidia Merger Sub”), Gemini Merger Sub II, LLC, a Delaware limited liability company (“RareGen Merger Sub”), PBM RG Holdings, LLC, a Delaware limited liability company, as Members’ Representative, and Liquidia Corporation, a newly formed Delaware corporation (“Liquidia Corporation”), Liquidia Merger Sub, a wholly owned subsidiary of Liquidia Corporation, merged with and into the Company (the “Liquidia Technologies Merger”), and RareGen Merger Sub, a wholly owned subsidiary of Liquidia Corporation, merged with and into RareGen (the “RareGen Merger” and, together with the Liquidia Technologies Merger, the “Merger Transaction”). Upon consummation of the Merger Transaction, the separate corporate existences of Liquidia Merger Sub and RareGen Merger Sub ceased and the Company and RareGen survive as wholly owned subsidiaries of Liquidia Corporation.

In connection with the Merger Transaction, each outstanding share of Company Common Stock, whether certificated or held in book-entry form, automatically converted into one share of common stock, $0.001 par value per share, of Liquidia Corporation (“Liquidia Corporation Common Stock”), and such shares of Company Common Stock converted into Liquidia Corporation Common Stock were cancelled.

Due to the completion of the Merger Transaction, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any, and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on November 18, 2020.

LIQUIDIA TECHNOLOGIES, INC.

By:	/s/ Neal F. Fowler
Neal F. Fowler
Chief Executive Officer